Exhibit 99.1

             Balchem Corporation Announces 3rd Quarter 2007 Results
                       New Hampton, NY - November 5, 2007

                       BALCHEM CORPORATION (NASDAQ: BCPC)
     reported as follows (unaudited) for the period ended September 30, 2007
                ($000 Omitted Except for Net Earnings Per Share)

           All per share information has been adjusted to reflect the three for two stock split effected in the form of a
               50% stock dividend declared on December 15, 2006.

                    For the Three Months Ended September 30,
                    ----------------------------------------

                                                                2007        2006
                                                                ----        ----

 Net sales                                                  $ 50,498   $ 25,122
 Gross profit                                                 12,609      8,673
 Operating expenses                                            5,416      3,692
                                                            --------   --------
 Earnings from operations                                      7,193      4,981
 Other income (expense)                                         (421)        (3)
                                                            --------   --------
 Earnings before income tax expense                            6,772      4,978
 Income tax expense                                            2,315      1,827
                                                            --------   --------
 Net earnings                                               $  4,457   $  3,151
                                                            ========   ========

 Basic net earnings per common share                        $   0.25   $   0.18
 Diluted net earnings per common share                      $   0.24   $   0.17

Shares used in the calculation of diluted net earnings per
common share                                                  18,657     18,224

                     For the Nine Months Ended September 30,
                     ---------------------------------------

                                                                2007       2006
                                                                ----       ----

 Net sales                                                  $122,468   $ 74,819
 Gross profit                                                 34,532     25,695
 Operating expenses                                           15,208     11,375
                                                            --------   --------
 Earnings from operations                                     19,324     14,320
 Other income (expense)                                         (871)       (84)
                                                            --------   --------
 Earnings before income tax expense                           18,453     14,236
 Income tax expense                                            6,490      5,172
                                                            --------   --------
 Net earnings                                               $ 11,963   $  9,064
                                                            ========   ========

 Basic net earnings per common share                        $   0.67   $   0.52
 Diluted net earnings per common share                      $   0.65   $   0.50

Shares used in the calculation of diluted net earnings per
common share                                                  18,544     18,233

Balchem Corporation (NASDAQ:BCPC)                                              2

New Record Quarter Results for Sales and Earnings

         Record net sales of $50.5 million were achieved for the quarter ended
         ----------------
September 30, 2007. This is an increase of 101% above the $25.1 million result of the prior year comparable quarter and was derived from both organic and acquisition growth. Record net earnings for the quarter were $4.5 million, an
                    -------------------
increase of $1.3 million, or 41.4% as compared with the same period last year. The $4.5 million in net earnings resulted in an increase in diluted earnings per share of 41.2%, or $0.24 per share for the third quarter of 2007 versus $0.17 per share for the prior year comparable quarter.

         Detailing the third quarter of 2007, the BCP Ingredients segment achieved record quarterly sales of $29.4 million. This result reflects sales derived from the acquisitions of the customer list of Chinook Group Limited ("Chinook") and certain assets of Akzo Nobel Chemicals S.p.A. ("Akzo"), both completed earlier in 2007. These acquisitions contributed approximately $21.3 million of the revenue increase over the prior year quarter in this segment, meaning the core portion of this segment grew 18.5%. The overall increase in sales volume and product mix drove improved segment earnings to $2.1 million, up 90.2% compared to the $1.1 million in the prior year comparable quarter. This segment's quarterly earnings result also includes non-cash amortization expense of $0.7 million derived from the Chinook acquisition. Sales of the Encapsulated/Nutritional Products segment were $12.9 million, an increase of 24.5% from the prior year comparable quarter. This strong double-digit sales growth was driven principally by improved volume globally of human choline products, and continued strong sales of REASHURE(R), NiashureTM, and KeyshureTM, our specialty animal nutrition and health products targeted predominantly for ruminant animals. The Food sector was up slightly as domestic market increases were offset with soft international food sales in the quarter. Earnings from operations for this segment improved 112.6% to $2.2 million, as compared to $1.0 million in the prior year comparable quarter. The ARC Specialty Products segment generated consistent quarterly earnings from operations which were $2.9 million, up 2.5%, on quarterly sales of $8.2 million. This 3.5% increase in sales, over the prior year quarter, principally occurred from increased volumes sold of ethylene oxide products.

         Gross profit for the quarter ended September 30, 2007 was $12.6 million, or an increase of 45.4% compared to $8.7 million for the prior year comparable period. The consolidated gross margin, as a percent of sales, has declined in direct correlation to the proportional increase of the BCP Ingredient sales levels. This gross margin was also slightly lower than expected, due to certain petro-chemical raw material cost increases, incurred in the period, that could not be offset with timely price increases. We have begun to implement price increases, but the rate of raw material cost increases, and more importantly, the frequency of these increases are creating considerable challenges to mitigating the short term unfavorable impact. Also in the quarter, our results reflect typical seasonality associated with the summer holiday period in Europe, and were quite unfavorable from a manufacturing variance standpoint at the Marano Ticino facility, but we have rebounded nicely in the following periods. Operating (Selling, R&D, and Administrative) expenses increased 46.6% to $5.4 million, as compared to $3.7 million for the prior year comparable quarter, and were comparable to the quarter ending June 30, 2007, decreasing to 10.7% of net sales, down from 14.7% in the prior year quarter. This increase in operating expenses was primarily due to additional amortization and selling expenses associated with the Chinook and Akzo acquisitions.

Balchem Corporation (NASDAQ:BCPC)                                              3

         For the nine months ended September 30, 2007, net sales have increased 63.7% to $122.5 million compared to $74.8 million in the comparable prior year period. Net earnings have increased 32.0% to $12 million, generating $0.65 per diluted share, versus net earnings of $9.1 million, or $0.50 per diluted share, in the prior year comparable period.

         Balance sheet ratios and our cash flow continue to be strong. Late in the first quarter of 2007, we borrowed $39 million; the proceeds of which were used to complete the funding of the Chinook and Akzo acquisitions. At September 30, 2007, our outstanding long term debt was $33.8 million reflecting accelerated payments of $2.5 million, and with $5.5 million in cash and quality accounts receivable of $27.4 million, we are well positioned to continue with an aggressive debt reduction program.


Outlook
         Commenting on 2007, Dino A. Rossi, President and CEO of Balchem said, "The integrations of the Chinook and Akzo acquisitions have gone well and as planned. While this third quarter result does not yet reflect all of the synergies that we expect for our choline platforms, we have made significant progress. The acquisitions continue to contribute accretively to our earnings even with the earlier noted high level of amortization expense associated with acquisition accounting. We have improved the results of our calcium products for the pharmaceutical and OTC markets as we discussed last quarter and expect this result to continue.

Raw material costs have been, and will continue to be, a challenge in the near term. Results for the fourth quarter will likely be impacted due to certain recently announced raw material price increases and forecasted trends for the coming months. We are taking pricing actions, as appropriate, to lessen the impact of these raw material cost increases; however, actions taken by the Company in the fourth quarter are not expected to have a full impact until 2008. With that said, we do expect the fourth quarter to reflect continued positive results, supporting, with slight moderation, our previously noted expectation of concluding the year with excellent double digit growth in sales and earnings."

Quarterly Conference Call
         A quarterly conference call will be held on Monday, November 5, 2007 at 2:00 PM Eastern Time (ET) to review third quarter 2007 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, CFO, will host the call. We invite you to listen to the call by dialing toll-free (877) 407-8289 (Event #8) five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Friday, November 9. To access the replay of the conference call, dial (877) 660-6853, use account #298 and conference ID#259297. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior
                                                         ---------------
to the conference call.

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical, human and


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Balchem Corporation (NASDAQ:BCPC)                                              4

animal nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2006. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Telephone:   845-326-5635

Balchem Corporation (NASDAQ:BCPC)                                              5

Selected Financial Data
($ in 000's)

Business Segment Net Sales:
------------------------------------------------------------------------------------
                                       Three Months Ended         Nine Months Ended
                                          September 30,              September 30,
                                        2007         2006         2007         2006
------------------------------------------------------------------------------------
Specialty Products                  $   8,248    $   7,966    $  24,676    $  23,927
Encap/Nutritional Products             12,880       10,349       36,126       30,676
BCP Ingredients                        29,370        6,807       61,666       20,216
------------------------------------------------------------------------------------
Total                               $  50,498    $  25,122    $ 122,468    $  74,819
====================================================================================

Business Segment Earnings (Loss):
------------------------------------------------------------------------------------
                                       Three Months Ended         Nine Months Ended
                                          September 30,              September 30,
                                        2007         2006         2007         2006
------------------------------------------------------------------------------------
Specialty Products                  $   2,935    $   2,863    $   8,891    $   8,400
Encap/Nutritional Products              2,186        1,028        4,642        3,079
BCP Ingredients                         2,072        1,090        5,791        2,841
Other income (expense)                   (421)          (3)        (871)         (84)
------------------------------------------------------------------------------------
Earnings bef. income taxes          $   6,772    $   4,978    $  18,453    $  14,236
====================================================================================

   Selected Balance Sheet Items
                                                September 30    December 31,
                                                ------------    ------------
                                                    2007           2006
                                                    ----           ----
   Cash                                         $      5,501   $      5,189
   Accounts Receivable                                27,395         11,578
   Inventories                                        14,995          9,918
   Other Current Assets                                5,168          2,170
                                                ------------   ------------
   Total Current Assets                               53,059         28,855

   Property, Plant, & Equipment (net)                 40,762         31,313
   Other Assets                                       60,670         32,165
                                                ------------   ------------
   Total Assets                                 $    154,491   $     92,333
                                                ============   ============

   Current Liabilities                          $     30,680   $      9,560
   Other Long-Term Obligations                        33,961          7,411
                                                ------------   ------------
   Total Liabilities                                  64,641         16,971

   Stockholders' Equity                               89,850         75,362
                                                ------------   ------------

   Total Liabilities and Stockholders' Equity   $    154,491   $     92,333
                                                 ============   ============